Exhibit 23.7

Consent of Ernst & Young LLP,

Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 18, 2007, with respect to the 2006, 2005 and 2004 combined financial statements of the (Huntington) Herald-Dispatch, the (Utica) Observer-Dispatch, the Rockford Register Star, and the Norwich Bulletin newspapers (the Carved-out Newspapers of Gannett Co., Inc.) included in the Registration Statement (Amendment No. 1 to Form S-1) and related Prospectus of GateHouse Media, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

July 9, 2007